UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/04/2007

CNB Financial Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  000-13396

Pennsylvania	25-1450605
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

1 South Second Street
PO Box 42
Clearfield, Pennsylvania 16830
(Address of principal executive offices, including zip code)

814-765-9621
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

CNB Financial Corporation [Nasdaq:CCNE] announced the appointment of Charles H. Reams, President of C.H. Reams & Associates, Inc. of Erie, PA, to the Corporation's Board of Directors and to the board of CNB Bank. As a consultant and broker for companies that provide fully insured and self funded benefits, Mr. Reams will apply his expertise in the financial services industry. Mr. Reams presently serves as a member of the regional board of directors of CNB Bank's subsidiary, ERIEBANK, where he has played a vital role in its formation and development.

Prior to his ownership of C.H. Reams & Associates, Inc., Mr. Reams was employed as a life insurance representative in the specialty area of estate planning. This position followed a twenty-one year career with Prudential Insurance Company, serving eleven years as District Manager for the Erie area.

Mr. Reams is a Certified Life Underwriter, Chartered Financial Consultant, Registered Health Underwriter, Registered Employee Benefits Consultant, and a member of the Million Dollar Round Table. In addition to these professional distinctions, he is a member of the Hamot Board of Incorporators, past President of Erie Estate Planning Council, is a member of the Erie Life Underwriters Association and serves on the Board of Erie County Area Agency on Aging.

"We are very pleased to welcome Mr. Reams as a board member. He brings a substantial degree of knowledge and experience in the financial services industry to the organization and will make an important addition to the Corporation and to CNB," stated Chairman of the Board, William R. Owens.

CNB Financial Corporation is a $774 million bank holding company, conducting business primarily through CNB Bank, the Corporation's principal subsidiary. CNB Bank operations include a loan production office, a private banking division, and twenty-two full-service offices in Pennsylvania, including ERIEBANK, a division of CNB Bank.

CNB web sites are www.bankcnb.com and www.eriebank.net

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CNB Financial Corporation

Date: January 05, 2007	By:	/s/ Joseph B. Bower, Jr.
Joseph B. Bower, Jr.
Secretary